Exhibit 99.1
ASX ANNOUNCEMENT
30 April 2008
HEARTWARE APPOINTS TIMOTHY J. BARBERICH
TO BOARD OF DIRECTORS
Founder, Former CEO of Sepracor Inc. (Nasdaq: SEPR)
Framingham, MA and Sydney, Australia, April 30, 2008 - HeartWare Limited (ASX: HTW) today announced that veteran healthcare executive Timothy J. Barberich has been appointed to its Board as a non-executive director, effective immediately.
Barberich, 60, is the founder and former president, chief executive officer and chairman of Marlborough, MA-based Sepracor Inc., a publicly traded pharmaceutical company with 2007 revenues of US$1.2 billion that specializes in developing drugs for respiratory and central nervous system disorders. Barberich founded Sepracor in 1984 and was president and chief executive officer through 1999 when he also became chairman. He retired in May 2007 but remains Sepracor’s chairman.
Barberich also serves on the boards of BioSphere Medical, Gemin X Biotechnologies, Resolyx Pharmaceuticals and serves on the Board of Trustees of Boston Medical Center.
“Tim is an extraordinarily experienced healthcare executive. His record of creating, leading and growing private and publicly traded companies in both the pharmaceutical and medical device arena is remarkable,” said HeartWare Chairman Mr. Rob Thomas. “Tim’s extensive operational, financial and corporate experience will be of great value to HeartWare as we advance our unique HeartWare® LVAD System towards an international market launch and the start of our US clinical trial later this year.”
Prior to founding Sepracor, Barberich spent 10 years as a senior executive at Bedford, MA-based Millipore Corporation, a company that provides separations products to the life science research, pharmaceutical, biotechnology and electronic markets.
Barberich is a graduate of Kings College. He holds a BS degree in Chemistry.
With the addition of Mr. Barberich, the HeartWare Board of Directors now totals 7 members.

HeartWare ASX Announcement — 30 April 2008

About HeartWare
HeartWare develops and manufactures miniaturized implantable heart pumps, or Left Ventricular Assist Devices (LVADs), designed to treat patients suffering from advanced heart failure. The Company is developing the industry’s smallest and least invasive pumps, which it believes will be the key to unlocking the potential of a large and underserved market. The HeartWare® LVAD is a full-output pump designed to be implanted in the chest, avoiding the abdominal surgery generally required to implant competing devices. The device is currently the subject of an international clinical trial involving five investigational centres in Europe and Australia. A clinical trial in the U.S. is expected to begin in the first half of 2008.

For further information:

www.heartware.com.au	US Investor Relations
Howard Leibman	Matt Clawson
Director Corporate Development	Partner
HeartWare Limited	Allen & Caron, Inc.
Email. howard.leibman@heartware.com.au	Email. matt@allencaron.com
Tel. +61 2 9238 2064	Tel. +1 949 474 4300